                          SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement       [_] Confidential, for Use of the
                                          Commission Only (as permitted by
                                          Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                              Open Market, Inc.
              ------------------------------------------------
              (Name of Registrant as Specified In Its Charter)


              ------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement,
                         if Other Than the Registrant)


Payment of Filing Fee (check the appropriate box):

[X] No fee required

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ________________________________________________________________________

    (2) Aggregate number of securities to which transaction applies:

        ________________________________________________________________________

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ________________________________________________________________________

    (4) Proposed maximum aggregate value of transaction:

        ________________________________________________________________________

    (5) Total fee paid:

        ________________________________________________________________________

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ________________________________________________________________________

    (2) Form, Schedule or Registration Statement No.:

        ________________________________________________________________________

    (3) Filing Party:

        ________________________________________________________________________

    (4) Date Filed:

        ________________________________________________________________________

                               OPEN MARKET, INC.
                               ONE WAYSIDE ROAD
                        BURLINGTON, MASSACHUSETTS 01803

                                                   APRIL 14, 1998

Dear Fellow Stockholder:

  You are cordially invited to attend the Annual Meeting of Stockholders to be held at 10:00 a.m. on May 20, 1998 at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts.

  One of the important items at the Annual Meeting, recommended unanimously for approval by the Board of Directors, is the proposed amendment to the 1994 Stock Incentive Plan, increasing the number of shares of Common Stock authorized for issuance under such plan from 15,201,000 to 19,201,000. Like our competitors, Open Market has long utilized employee stock options as an important means of attracting and retaining talented employees. Stock options have become particularly important in recent years as competition for scarce talent in the Internet software and service industry has become intense. We recognize that our employees are one of our most valuable resources.

  Open Market has always believed that its employee stock options should have a long-term focus to more closely align our employees' long-term interests to those of our stockholders. Generally, the vesting of our employee stock options has historically been over a four-year period from the grant date. It is the intention of the Corporation to continue this practice. Currently approximately 34% of outstanding options are exercisable.

  We also believe that stock options should be granted to a broad group of employees who contribute to the long-term success of the Corporation. As of April 1, 1998, the Corporation had grown to 458 employees from 257 employees on April 1, 1996. The options currently outstanding are distributed among approximately 470 present and former employees. As of January 1, 1998, only approximately 1.25 million shares were available for future grant under the 1994 Stock Incentive Plan.

  We believe the additional 4 million shares for which stockholder approval is sought at the Annual Meeting should provide sufficient shares for option grants for approximately the next two years.

  Your support of the Board of Directors' recommendations is important to the Corporation's ability to attract and retain a talented and motivated workforce. Please review the enclosed proxy materials and take the time to cast your vote.

Sincerely yours,

Shikhar Ghosh                          Gary B. Eichhorn
Chairman of the Board of Directors     President and Chief Executive Officer

                               OPEN MARKET, INC.

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 20, 1998

  NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders of Open Market, Inc., a Delaware corporation (the "Corporation"), will be held on Wednesday, May 20, 1998 at 10:00 a.m. at Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109 (the "Meeting") for the purpose of considering and voting upon the following matters:

  1. To elect two Class II Directors for the ensuing three years;

  2. To approve an amendment to the Corporation's 1994 Stock Incentive Plan increasing the number of shares of Common Stock authorized for issuance under such plan from 15,201,000 to 19,201,000;

  3. To approve an amendment to the Corporation's 1996 Employee Stock Purchase Plan increasing the number of shares of Common Stock authorized for issuance under such plan from 250,000 to 750,000;

  4. To approve an amendment to the Corporation's 1996 Director Option Plan, as set forth in the accompanying Proxy Statement under "Approval of Amendment to 1996 Director Option Plan;"

  5. To ratify the selection of Arthur Andersen LLP by the Board of Directors as the Corporation's independent public accountants for the fiscal year ending December 31, 1998; and

  6. To transact such other business as may properly come before the Meeting or any adjournment thereof.

  The Board of Directors has no knowledge of any other business to be transacted at the Meeting.

  The Board of Directors has fixed the close of business on Friday, March 27, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting and at any adjournments thereof. The list of the Corporation's stockholders entitled to vote at the Meeting will be available for examination by any stockholder, for any purpose germane to the Meeting, during ordinary business hours for ten days prior to the Meeting at the principal executive offices of the Corporation, One Wayside Road, Burlington, Massachusetts 01803, and at the place of the Meeting.

  A copy of the Corporation's Annual Report to Stockholders for the year ended December 31, 1997, which contains consolidated financial statements and other information of interest to stockholders, accompanies this Notice of Meeting and the enclosed Proxy Statement.

                                          By Order of the Board of Directors,

                                          /s/ Regina O. Sommer
                                          Regina O. Sommer, Secretary

April 14, 1998
Burlington, Massachusetts

  WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ACCOMPANYING ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

                               OPEN MARKET, INC.
                               ONE WAYSIDE ROAD
                        BURLINGTON, MASSACHUSETTS 01803

                                PROXY STATEMENT

                      FOR ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 20, 1998

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Open Market, Inc. (the "Corporation") for use at the Annual Meeting of Stockholders to be held on Wednesday, May 20, 1998 at 10:00 a.m. at Hale and Dorr LLP, 60 State Street, Boston,
Massachusetts 02109 and at any adjournment thereof (the "Meeting").

  All proxies will be voted in accordance with the instructions of the stockholder. If no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of a written revocation or a subsequently dated proxy to the Secretary of the Corporation or by voting in person at the Meeting. Attendance at the Meeting will not itself be deemed to revoke a proxy unless the stockholder gives affirmative notice at the Meeting that the stockholder intends to revoke the proxy and vote in person.

  On March 27, 1998, the record date for determination of stockholders entitled to notice of and to vote at the Meeting, there were outstanding and entitled to vote an aggregate of 32,056,572 shares of Common Stock of the Corporation, $.001 par value per share (the "Common Stock"). Each share entitles the record holder to one vote on each of the matters to be voted upon at the Meeting.

  THE NOTICE OF MEETING, THIS PROXY STATEMENT, THE ENCLOSED PROXY, THE ENCLOSED LETTER FROM THE CHAIRMAN AND PRESIDENT AND CHIEF EXECUTIVE OFFICER AND THE CORPORATION'S ANNUAL REPORT TO STOCKHOLDERS FOR THE YEAR ENDED DECEMBER 31, 1997 ARE BEING MAILED TO STOCKHOLDERS ON OR ABOUT APRIL 14, 1998. THE CORPORATION WILL, UPON WRITTEN REQUEST OF ANY STOCKHOLDER, FURNISH WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1997, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WITHOUT EXHIBITS. PLEASE ADDRESS ALL SUCH REQUESTS TO THE CORPORATION, ATTENTION OF INVESTOR RELATIONS, ONE WAYSIDE ROAD, BURLINGTON, MASSACHUSETTS 01803. EXHIBITS WILL BE PROVIDED UPON WRITTEN REQUEST AND PAYMENT OF AN APPROPRIATE PROCESSING FEE.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information as of March 27, 1998 with respect to the beneficial ownership of shares of Common Stock by (i) each person known to the Corporation to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) the directors and director nominees of the Corporation, (iii) the Chief Executive Officer and the other executive officers listed in the Summary Compensation Table below (the "Named Executive Officers"), and (iv) the directors and executive officers of the Corporation as a group.

                                                       AMOUNT AND NATURE
                                                  OF BENEFICIAL OWNERSHIP(2)
   NAME AND ADDRESS                            ---------------------------------
   OF BENEFICIAL OWNER(1)                      NUMBER OF SHARES PERCENT OF CLASS
   ----------------------                      ---------------- ----------------
   Advance Publications, Inc..................     1,715,000          5.35%
    950 Fingerboard Road
    Staten Island, NY 10305
   Greylock Equity Limited Partnership........     4,904,600         15.30%
    c/o Greylock Management Corp.
    One Federal Street
    Boston, MA 02110
   David K. Gifford(3)........................     3,682,000         11.43%
   Shikhar Ghosh(4)...........................     3,745,000         11.63%
   Gulrez Arshad(5)...........................     1,231,669          3.84%
   Thomas H. Bruggere.........................        --               --
   Gary B. Eichhorn(6)........................     1,107,503          3.36%
   William S. Kaiser(7).......................     4,905,400         15.30%
   Brian J. Knez(8)...........................     1,002,666          3.13%
   Eugene F. Quinn(9).........................         1,300           *
   Daniel E. Ross(10).........................       127,840           *
   Robert W. Bennett, Jr.(11).................        25,833           *
   Peter Y. Woon(12)..........................        10,312           *
   All directors and executive officers
    as a group (17 persons)(13)...............    16,351,210         48.30%

--------
*  Less than 1%
(1) The address of each person in the table other than Advance Publications, Inc. and Greylock Equity Limited Partnership is c/o Open Market, Inc., One Wayside Road, Burlington, Massachusetts, 01803.
(2) The number of shares beneficially owned by each director and executive officer is determined under rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of March 27, 1998 through the exercise of any stock option or other right. The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with his spouse) with respect to all shares of capital stock listed as owned by such person or entity.

(3) Includes 150,000 shares of Common Stock issuable to Dr. Gifford within 60 days of March 27, 1998 upon exercise of stock options. Excludes 600,000 shares beneficially owned by a trust for the benefit of Dr. Gifford's minor children for which Dr. Gifford disclaims beneficial ownership.
(4) Includes 145,000 shares of Common Stock issuable to Mr. Ghosh within 60 days of March 27, 1998 upon exercise of stock options. Excludes 600,000 shares beneficially owned by a trust for the benefit of Mr. Ghosh's minor children for which Mr. Ghosh disclaims beneficial ownership.
(5) Includes 800 shares of Common Stock issuable to Mr. Arshad within 60 days of March 27, 1998 upon exercise of stock options; 137,783 shares of Common Stock held by the Gulrez Arshad 1995 Trust; 142,200 shares of Common Stock held in two revocable trusts of which Mr. Arshad's children are beneficiaries; and 527,969 shares of Common Stock held by Nuland & Arshad, Inc. Mr. Arshad has shared investment and voting power with respect to the shares held by Nuland & Arshad. Mr. Arshad, who may be deemed to be the beneficial owner of the shares held by Nuland & Arshad, disclaims beneficial ownership of such shares. Excludes 71,100 shares of Common Stock held in an irrevocable trust of which Mr. Arshad's child is a beneficiary as to which Mr. Arshad disclaims beneficial ownership.
(6) Includes 952,503 shares of Common Stock issuable to Mr. Eichhorn within 60 days of March 27, 1998 upon exercise of stock options and 140,000 shares of Common Stock held by Mr. Eichhorn's spouse.
(7) Includes 4,904,600 shares of Common Stock held by Greylock Equity Limited Partnership ("Greylock"). Mr. Kaiser is a general partner of Greylock and may be deemed to share voting and investment power with respect to such shares. Mr. Kaiser disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest in such shares. Also includes 800 shares of Common Stock issuable to Mr. Kaiser within 60 days of March 27, 1998 upon exercise of stock options.
(8) Represents 1,000,000 shares of Common Stock held by KO Corporation, a subsidiary of Harcourt General, Inc. Mr. Knez is a director, officer and member of a group holding more than a 10% interest in Harcourt General, Inc. Mr. Knez disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest in such shares. Also includes 2,666 shares of Common Stock issuable to Mr. Knez within 60 days of March 27, 1998 upon the exercise of stock options. Mr. Knez received these options in connection with his role as a director of the Corporation and assigned his economic interest in these options to Harcourt General, Inc.
(9) Includes 800 shares of Common Stock issuable to Mr. Quinn within 60 days of March 27, 1998 upon exercise of stock options.
(10) Includes 96,562 shares of Common Stock issuable to Mr. Ross within 60 days of March 27, 1998 upon exercise of stock options and 800 shares of Common Stock held by Mr. Ross' children.
(11) Includes 25,000 shares of Common Stock issuable to Mr. Bennett within 60 days of March 27, 1998 upon exercise of stock options.
(12) Includes 10,312 shares of Common Stock issuable to Dr. Woon within 60 days of March 27, 1998 upon exercise of stock options.
(13) Includes 6,432,569 shares of Common Stock held by entities affiliated with certain directors as described in notes 5, 7 and 8 above and 1,794,380 shares of Common Stock issuable to all directors and executive officers as a group within 60 days of March 27, 1998 upon exercise of stock options.

VOTES REQUIRED

  The holders of a majority of the shares of Common Stock issued and outstanding and entitled to vote at the Meeting shall constitute a quorum for the transaction of business at the Meeting. Shares of Common Stock present in person or represented by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented at the meeting) will be counted for purposes of determining whether a quorum exists at the Meeting.

  The affirmative vote of the holders of a plurality of the shares voting on the matter is required for the election of directors (Proposal 1). The affirmative vote of the holders of a majority of the shares of Common Stock present or represented by proxy and voting on the matter is required for the approval of the amendments to the Corporation's 1994 Stock Incentive Plan (Proposal 2), 1996 Employee Stock Purchase Plan (Proposal 3) and 1996 Director Stock Option Plan (Proposal 4), and the ratification of Arthur Andersen LLP as the Corporation's independent public accountants for the year ending December 31, 1998 (Proposal 5).

  Shares which abstain from voting as to a particular matter, and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter ("broker non-votes"), will not be counted as shares voted in favor of such matter and will not be counted as shares voting on such matter. Accordingly, abstentions and broker non-votes will have no effect on the voting on a matter that requires the affirmative vote of a certain percentage of the shares voting on a matter.

                             ELECTION OF DIRECTORS

  The Corporation has a classified Board of Directors consisting of three Class I Directors, two Class II Directors, and three Class III Directors. The Class I, Class II and Class III Directors will serve until the annual meeting of stockholders to be held in 2000, 1998 and 1999, respectively, and until their respective successors are elected and qualified. At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those whose terms are expiring.

  The persons named in the enclosed proxy will vote to elect, as Class II Directors, Brian J. Knez and Gulrez Arshad, the two Class II Director nominees named below, unless the proxy is marked otherwise. Messrs. Knez and Arshad are currently directors of the Corporation.

  Each Class II Director will be elected to hold office until the 2001 Annual Meeting of Stockholders and until his successor is elected and qualified. Each of the nominees has indicated his willingness to serve, if elected; however, if any nominee should be unable to serve, the person acting under the proxy may vote the proxy for a substitute nominee. The Board of Directors has no reason to believe that any of the nominees will be unable to serve if elected.

  For each member of the Board of Directors, including those who are nominees for election as Class II Directors, there follows information given by each concerning his principal occupation and business experience for the past five years, the names of other publicly held companies of which he serves as a director and his age and length of service as a director of the Corporation.

                                  PRINCIPAL OCCUPATION, OTHER BUSINESS
                                      EXPERIENCE DURING PAST FIVE
         NAME         AGE            YEARS AND OTHER DIRECTORSHIPS
         ----         ---         ------------------------------------
           NOMINEES FOR TERMS EXPIRING IN 2001 (CLASS II DIRECTORS)

 Brian J. Knez(1)....  40 Mr. Knez has served as a director of the
                          Corporation since 1997. Mr. Knez has been President
                          and Co-Chief Operating Officer of Harcourt General,
                          Inc. since January 1997 and President and Chief
                          Executive Officer of Harcourt Brace & Company (a
                          subsidiary of Harcourt General) since May 1995. Mr.
                          Knez was President of the Scientific, Technical,
                          Medical and Professional Group of Harcourt Brace
                          from 1993 to May 1995. Mr. Knez was Group Vice
                          President of the Scientific, Technical and Medical
                          Group of Harcourt Brace from 1991 to 1993. Mr. Knez
                          is a director of Harcourt General and of The Neiman
                          Marcus Group, Inc.

 Gulrez Arshad(2)....  51 Mr. Arshad has served as a director of the
                          Corporation since June 1994. Since January 1990,
                          Mr. Arshad has served as Chairman of Nuland &
                          Arshad, an investment management firm.

          DIRECTORS WHOSE TERMS EXPIRE IN 1999 (CLASS III DIRECTORS)

 David K. Gifford....  43 Dr. Gifford, a founder of the Corporation, has served as a director of the Corporation since
                          December 1993. Dr. Gifford also served as President
                          of the Corporation from December 1993 to June 1994
                          and as the Vice Chairman of the Board of Directors
                          from December 1995 to March 1998. Since July 1982,
                          Dr. Gifford has served as a Professor at the
                          Massachusetts Institute of Technology.

 Shikhar Ghosh.......  40 Mr. Ghosh, a founder of the Corporation, has served as a director of the Corporation since June 1994.
                          From June 1994 to December 1995, Mr. Ghosh served
                          as the Corporation's President and Chief Executive
                          Officer. In December 1995, Mr. Ghosh became the
                          Chairman of the Board of Directors. From 1992 to
                          1994, Mr. Ghosh served as Vice President of EDS
                          Communications Industry Group, a systems
                          integration corporation, and from 1988 to 1992, Mr.
                          Ghosh served as President and Chief Executive
                          Officer of EDS Personal Communications Corporation,
                          a provider of information services to the personal
                          communications industry.

 Eugene F. Quinn(1)..  44 Mr. Quinn has served as a director of the
                          Corporation since April 1995. In March 1997, Mr.
                          Quinn was named Senior Vice President of Online and
                          Interactive Services of MTV Networks, a division of Viacom, Inc. From September 1994 to February 1997,
                          Mr. Quinn was General Manager of Tribune
                          Interactive Network Services of Tribune
                          Corporation, a publishing corporation. From
                          September 1991 to September 1994, Mr. Quinn served as General Manager of Chicago Online, an interactive service of The Chicago Tribune Company.
                          Mr. Quinn is a director of Checkfree Corporation, a financial services and software company.

                                    PRINCIPAL OCCUPATION, OTHER BUSINESS
                                         EXPERIENCE DURING PAST FIVE
          NAME           AGE            YEARS AND OTHER DIRECTORSHIPS
          ----           ---        ------------------------------------
            DIRECTORS WHOSE TERMS EXPIRE IN 2000 (CLASS I DIRECTORS)

 Thomas H. Bruggere(1)..  52 Mr. Bruggere has served as a director of the
                             Corporation since December 1997. Since 1994, he has been a private investor and consultant. In
                             1996, Mr. Bruggere was a candidate for the U.S.
                             Senate. From 1981 to 1994, he was chairman and CEO of Mentor Graphics Corporation.

 Gary B. Eichhorn.......  43 Mr. Eichhorn joined the Corporation as its
                             President and Chief Executive Officer in December
                             1995. He has served as a director of the
                             Corporation since December 1995. From September
                             1991 to November 1995, Mr. Eichhorn was employed
                             at Hewlett-Packard Company, a computer company,
                             and served in a variety of positions, including
                             Vice President and General Manager of Workstation
                             Systems Group and, most recently, as Vice
                             President and General Manager of the Medical
                             Products Group. From 1975 to 1991, Mr. Eichhorn
                             held various sales and management positions at
                             Digital Equipment Corporation. Mr. Eichhorn is a
                             director of Ansys, Inc.

 William S. Kaiser(2)...  42 Mr. Kaiser has served as a director of the
                             Corporation since June 1994. Mr. Kaiser has been employed by Greylock Management Corporation, a venture capital firm, since May 1986. He has been a general partner of Greylock Limited Partnership since 1990, of Greylock Equity Limited Partnership since 1994 and of Greylock IX Limited Partnership since 1997. Mr. Kaiser is a director of Avid
                             Technology.

--------
(1) Member of the Audit Committee.
(2) Member of the Compensation Committee.

  For information relating to shares of Common Stock owned by each of the directors, see "Security Ownership of Certain Beneficial Owners and Management."

BOARD AND COMMITTEE MEETINGS

  The Board of Directors met eight times (including by telephone conference) during 1997. All directors attended at least 75% of the meetings of the Board of Directors and of the committees on which they served.

  The Board of Directors has a Compensation Committee, which reviews and approves salaries and incentive compensation for executive officers of the Corporation. In addition, the Compensation Committee reviews and approves elements of various broad-based, compensation programs and stock option plans. The Compensation Committee held five meetings during 1997. The current members of the Compensation Committee are Messrs. Arshad and Kaiser.

  The Board of Directors has an Audit Committee, which reviews the results and scope of the audit and other services provided by the Corporation's independent public accountants. The Audit Committee held two meetings during 1997. The current members of the Audit Committee are Messrs. Bruggere, Knez and Quinn.

  The Corporation has no nominating committee of the Board of Directors.

DIRECTOR COMPENSATION

  All of the directors are reimbursed for their expenses incurred in connection with their attendance at Board and committee meetings. Employees and founders of the Corporation are not entitled to cash compensation in their capacities as directors.

  Outside directors are entitled to participate in the Corporation's 1996 Director Option Plan (the "Director Plan") which provides for automatic grants of nonstatutory stock options to directors who are not employees or founders of the Corporation or any subsidiary of the Corporation (an "Eligible Director"). The Director Plan currently provides for the grant of options to purchase that number of shares of Common Stock determined by dividing $100,000 by the Option Exercise Price (as defined below) to each Eligible Director who first becomes a member of the Board of Directors after May 28, 1996. The Director Plan also provides for the grant of options to purchase that number of shares of Common Stock determined by dividing $30,000 by the Option Exercise Price to each Eligible Director on the date of each Annual Meeting of Stockholders of the Corporation. Each option vests in four equal annual installments beginning on the date of grant. The exercisability of these options will be accelerated upon the occurrence of certain changes in control. The Option Exercise Price of options granted under the Director Plan will equal the lesser of (i) the last reported sale price per share of Common Stock thereon on the date of grant (if no such price is reported on such date, such price on the nearest preceding date on which such a price is reported) or (ii) the average of the last reported sales price per share of Common Stock as published in The Wall Street Journal for a period of ten consecutive trading days prior to such date. For information relating to a proposed amendment to the Director Plan, see "Approval of Amendment to 1996 Director Option Plan."

COMPENSATION OF EXECUTIVE OFFICERS

 Summary Compensation Table

  The following table sets forth the compensation for the fiscal years ended December 31, 1995, 1996 and 1997 for the Corporation's Chief Executive Officer and its four most highly compensated executive officers (other than the Chief Executive Officer) whose total annual salary and bonus exceeded $100,000 in each of the last three fiscal years (the Chief Executive Officer and such other executive officers are hereinafter referred to as the "Named Executive Officers"):

                          SUMMARY COMPENSATION TABLE

                                        ANNUAL        LONG-TERM
                                     COMPENSATION    COMPENSATION
                                   ----------------- ------------
          NAME AND                                     OPTIONS/    ALL OTHER
     PRINCIPAL POSITION       YEAR  SALARY   BONUS       SARS     COMPENSATION
     ------------------       ---- -------- -------- ------------ ------------
Gary B. Eichhorn(1).......... 1997 $230,000 $115,000    100,000     $   --
  President, Chief Executive  1996  207,500  600,000    130,000         --
  Officer and Director        1995   11,538  500,000  1,275,000         --
Shikhar Ghosh(2)............. 1997  200,000   30,000     75,000         --
  Chairman of the Board       1996  155,000      --         --          --
                              1995  140,000      --     150,000         --
Daniel E. Ross(3)............ 1997  222,167  107,179     60,000         --
  Vice President, Worldwide   1996  180,000  130,000        --          --
   Sales                      1995    7,615      --     225,000         --
Robert W. Bennett(4)......... 1997  150,175   87,274    100,000         --
  Vice President and General
   Manager, Folio Products
   Group
Peter Y. Woon(5)............. 1997  149,667   29,185     30,000         --
  Vice President, Engineering 1996  134,500      --      30,000      34,238
                              1995    5,000      --     135,000         --

--------
(1) Mr. Eichhorn joined the Corporation in December 1995. See "Employment Agreement" below regarding bonus payments.
(2) Mr. Ghosh served as the President and Chief Executive Officer of the Corporation until December 1995.
(3) Mr. Ross joined the Corporation in December 1995.
(4) Mr. Bennett joined the Corporation in March 1997.
(5) Mr. Woon joined the Corporation in December 1995. Mr. Woon's other compensation in 1996 represents reimbursement for certain relocation costs.

 Other Executive Officers

  Robert W. Bennett, age 41, joined the Corporation in March 1997 as its Vice President and General Manager, Folio Products Group. Mr. Bennett served as President of Folio Corporation from October 1995 to March 1997 and as Vice President, Sales of Folio Corporation from November 1993 to October 1995. From January 1991 to November 1993, Mr. Bennett was a marketing manager at IBM.

  Kurt L. Freidrich, age 48, joined the Corporation in October 1997 as its Chief Technology Officer. From July 1993 to April 1997, Mr. Freidrich was the Senior Vice President of Engineering for Tandem Computers, Inc.

  Gail Goodman, age 37, joined the Corporation in May 1996 as its Vice President and General Manager, Commerce Products Group. From January 1996 to May 1996, Ms. Goodman served as Vice President of Marketing at Centra Software, an internet software and services provider. From November 1994 to January 1996, Ms. Goodman served as Vice President of Enterprise Marketing at Progress Software Corporation, a supplier of application technology. From March 1993 to November 1994, Ms. Goodman served as Director of Product Management at Dun & Bradstreet Software, an applications development software company ("D&B"), and, from May 1991 to March 1993, she served as Director of Alliances and Acquisitions of D&B.

  Michael S. Messier, age 35, joined the Corporation in December 1997 as its Vice President, Human Resources. From November 1996 to December 1997, Mr. Messier served as Director, Human Resources of Rational Software Corporation, a software tools company. From April 1991 to November 1996, Mr. Messier served as Director, Human Resources of Stratus Computer, Inc. a computer systems manufacturer.

  Thomas A. Nephew, age 45, joined the Corporation in August 1995 as its Vice President, Services. From March 1994 to August 1995, Mr. Nephew served as Director of Technical Services of Progress Software Corporation, and from July 1993 to March 1994, Mr. Nephew served as Director of Information Services of Phoenix Technologies, Ltd., a software company. From 1989 to 1993, Mr. Nephew served as the Director of MIS and more recently as the Director of Customer Service of Proteon, Inc., a networking company.

  Daniel E. Ross, age 44, joined the Corporation in December 1995 as its Vice President, Worldwide Sales. From June 1994 to December 1995, Mr. Ross served as Vice President and General Manager, Americas of PictureTel Corporation, a manufacturer of video teleconferencing equipment. From 1978 to June 1994, Mr. Ross served in various sales positions at Digital Equipment Corporation, most recently as Director of United States PC Sales.

  Regina O. Sommer, age 40, joined the Corporation in January 1995 as its Chief Financial Officer. In March 1997, Ms. Sommer became a Senior Vice President of the Corporation. From July 1993 to May 1994, Ms. Sommer served as Vice President-Finance of Olsten Corporation, a temporary home healthcare services provider, and from July 1989 to July 1993, she served as Vice President of Taxes at Lifetime Corporation, a home healthcare services provider.

  Robert C. Weinberger, age 45, joined the Corporation in January 1995 as its Vice President, Corporate Marketing. From May 1989 to January 1995, Mr. Weinberger served as a marketing manager of Hewlett-Packard Corporation.

  Peter Y. Woon, age 63, joined the Corporation in December 1995 as its Vice President, Engineering. From July 1994 to December 1995, Dr. Woon was President and Chief Executive Officer of Communications Solutions, a telecommunications consulting company. From January 1991 to July 1994, Dr. Woon served as the Senior Vice President of Engineering at Centigram Communications Corp., a communications technology company.

 Employment Agreement

  The Corporation has an employment agreement with Mr. Eichhorn under which Mr. Eichhorn serves as the President and Chief Executive Officer of the Corporation. The agreement provides for (i) a signing bonus of $1,000,000;
(ii) an initial annual salary of $200,000; (iii) an option to purchase 1,275,000 shares of the Corporation's Common Stock at an exercise price of $.25 per share; and (iv) an annual bonus in the amount of $100,000. The Corporation paid Mr. Eichhorn the signing bonus in two installments of $500,000 each in November 1995 and February 1996. The stock option is exercisable as follows: (i) 125,000 shares from and after December 7, 1995,
(ii) 64,063 shares from and after March 7, 1996, (iii) 125,000 shares from and after December 7, 1996, (iv) 510,937 shares from and after May 28, 1996 and
(v) the remaining 450,000 shares in fifteen equal quarterly installments commencing on June 7, 1996. The option is subject to earlier exercise in certain circumstances, and up to 125,000 shares issuable upon exercise of the option are subject to repurchase by the Corporation under certain circumstances. The Corporation has the right to terminate the employment agreement with Mr. Eichhorn at any time. In the event the Corporation terminates Mr. Eichhorn's employment agreement other than for cause or total and permanent disability or Mr. Eichhorn terminates his employment agreement for good reason, Mr. Eichhorn is entitled to receive a severance payment equal to his annual base salary in effect on the termination date plus his annual bonus for the employment year which ended immediately preceding such termination date; provided, however, if Mr. Eichhorn terminates his employment agreement by reason of a change of control of the Corporation, such severance payments will only be required to be made if Mr. Eichhorn terminates his employment within one year of the date on which the change of control occurs.

 Executive Retention Agreements

  In November, 1997, the Board of Directors of the Corporation approved Executive Retention Agreements (the "Agreements") for each of the
Corporation's current and future officers subject to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (each, an "Executive").

  The purpose of the Agreements is to assure that the Corporation will have the continued dedication of the Executives, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined in the Agreements). In the event of a Change of Control, and the termination of the Executive's employment by the Corporation at any time within the 12-month period thereafter (other than for cause, disability or death) or by the Executive for Good Reason (as defined in the Agreements), the Executive shall be eligible to receive (i) a cash severance payment equal to the Executive's annual base salary plus any other amounts earned through the date of termination (to the extent not previously paid), (ii) an additional lump sum cash payment equal to one-half the sum of (a) the Executive's annual base salary in effect at the time of the Change of Control and (b) the Highest Annual Bonus (defined below) and (iii) any amounts or benefits required to be paid or provided to the Executive or which the Executive is eligible to receive following the Executive's termination under any plan, program, policy, practice, contract or agreement of the Corporation. In addition, for a period of six months after termination, the Corporation shall continue to provide the Executive with certain benefits (excluding any benefits under any of the Corporation's savings and/or retirement plans) that are provided to other peer executives of the Corporation. However, if the Executive becomes employed with another employer during the six month period after termination and is eligible to receive benefits, the Corporation's benefits shall be secondary to those provided by the new employer. Good Reason is defined to include, among other things, a material reduction in employment responsibilities, compensation or benefits.

 Option Grants Table

  The following table sets forth certain information concerning grants of stock options made during the year ended December 31, 1997 to each of the Named Executive Officers:





                                 INDIVIDUAL OPTION GRANTS
                         -------------------------------------------
                                      PERCENTAGE                      POTENTIAL REALIZABLE
                                       OF TOTAL                         VALUE AT ASSUMED
                         NUMBER OF     OPTIONS                        ANNUAL RATES OF STOCK
                         SECURITIES   GRANTED TO EXERCISE            PRICE APPRECIATION FOR
                         UNDERLYING   EMPLOYEES   PRICE                  OPTION TERM(2)
                          OPTIONS     IN FISCAL    PER    EXPIRATION -----------------------
                          GRANTED        YEAR     SHARE    DATE(1)       5%         10%
                         ----------   ---------- -------- ---------- ---------- ------------
Gary B. Eichhorn........  100,000(3)     3.69%    $11.25   6/18/07   $  687,140 $  1,760,533
Shikhar Ghosh...........   75,000(3)     2.77      11.25   6/18/07      515,355    1,320,399
Daniel E. Ross..........   60,000        2.22      11.25   6/18/07      412,284    1,056,321
Robert W. Bennett.......  100,000        3.69      12.38   3/07/07      757,890    1,939,830
Peter Y. Woon...........   30,000        1.11      11.25   6/18/07      206,141      528,160

                       OPTION GRANTS IN LAST FISCAL YEAR

--------
(1) The expiration date of an option is the tenth anniversary of the date on which the option was originally granted. Unless otherwise stated, shares vest annually over four years.
(2) The amounts shown on this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10%, compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock, the optionholders' continued employment through the option period, and the date on which the options are exercised.
(3) If the fair market value of the Corporation's Common Stock as quoted on the Nasdaq National Market exceeds $20.00 per share for 10 consecutive quotation days during the 12-month period beginning July 1, 1997, then options for the purchase of 25,000 shares held by Mr. Eichhorn and options for the purchase of 15,000 shares held by Mr. Ghosh become immediately exercisable. Otherwise, such options become exercisable in June 2004.

 Aggregated Option Exercises and Year-End Option Table

  The following table sets forth certain information regarding the exercise of stock options during the year ended December 31, 1997 and stock options held as of December 31, 1997 by each of the Named Executive Officers:

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                    VALUES




                                                NUMBER OF SECURITIES
                                               UNDERLYING UNEXERCISED    VALUE OF UNEXERCISABLE
                          NUMBER OF            OPTIONS AT FISCAL YEAR    IN-THE-MONEY OPTIONS AT
                           SHARES                        END               FISCAL YEAR END(1)
                          ACQUIRED    VALUE   ------------------------- -------------------------
          NAME           ON EXERCISE REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           ----------- -------- ----------- ------------- ----------- -------------
Gary B. Eichhorn........   37,500    $416,875   914,379      413,121    $8,039,099   $2,249,962
Shikhar Ghosh...........    5,000      47,834    98,125      121,875       926,466      442,579
Daniel E. Ross..........    6,000      61,890    82,500      172,500       670,312      914,062
Robert W. Bennett.......      --          --        --       100,000           --           --
Peter Y. Woon...........   33,750     421,875    46,875      114,375       274,218      548,437

--------
(1) Based on the fair market value of the Common Stock as of December 31, 1997 ($9.625 per share), less the option exercise price, multiplied by the number of shares underlying the options.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee of the Corporation's Board of Directors (the "Committee") establishes compensation policies for the Corporation's executive officers, and determines awards under the Corporation's stock-based compensation plans. Each member of the Committee is a non-employee director within the meaning of Rule 16b-3 under the Exchange Act and an outside director within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). This report summarizes the Corporation's compensation policies for 1997 and their effect on the Chief Executive Officer and the four executive officers other than the Chief Executive Officer who, for 1997, were the Named Executive Officers.

 Compensation Policies

  The Compensation Committee's executive compensation policies are designed to provide compensation opportunities that are approximately equivalent to those for similar executives in comparable peer companies, to reward executives based on the Corporation's performance, to recognize individual performance and responsibility, to underscore the importance of stockholder value creation, and to assist the Corporation in attracting and retaining qualified executives. The principal elements of compensation employed by the Committee to meet these objectives are base salaries, cash incentive opportunities, and long-term stock-based incentives. All compensation decisions are determined following a detailed review of many factors that the Committee believes are relevant, including external competitive data, the Corporation's achievements over the past year, the individual's contributions to the Corporation's success, any significant changes in role or responsibility, and the internal equity of pay relationships.

  Total compensation opportunities provided to the Named Executive Officers are designed to approximate median levels of competitive compensation for executives with corresponding responsibilities in comparably sized peer firms. Total compensation opportunities for the Named Executive Officers are adjusted over time as necessary to meet this objective. Actual compensation earned by each of the Named Executive Officers will vary with the success of the Corporation, their individual contributions to that success, and the stockholder value created.

  The competitiveness of the Corporation's total compensation program is assessed periodically during the year. Data for external comparisons is drawn from a number of sources, including the publicly available disclosures of selected companies of comparable size and similar products, and national compensation surveys of information technology companies of similar size.

 Base Salary

  Base salaries for all Named Executive Officers, including the Chief Executive Officer, are reviewed by the Committee on an annual basis. In determining appropriate base salaries, the Committee considers external competitiveness, the roles and responsibilities of the individual, the internal equity of pay relationships, and the contributions of the individuals to the Corporation's success.

 Cash Incentive Opportunities

  The Corporation believes that executives should be rewarded for their contributions to the success of the business and, as such, has a cash incentive plan (the "Plan"). Incentives under the Plan are linked to the achievement of predetermined quarterly and annual financial performance objectives. The Compensation Committee assigns measures in reflection of the Corporation's key objectives. All Named Executive Officers, including the Chief Executive Officer, are eligible to participate in the Plan.

 Long-Term Stock-Based Incentives

  The Committee also believes that it is essential to link executive and stockholder interests. As such, from time to time the Committee grants stock options to Named Executive Officers and other employees under the Corporation's 1994 Stock Incentive Plan. In determining awards, the Committee considers competitive norms, the contributions of the individual to the success of the Corporation, and the number and terms of unvested options held by such individual. All Named Executive Officers, including the Chief Executive Officer, as well as all other employees of the Corporation, are eligible to participate in this program.

  Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to its Named Executive Officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The 1994 Incentive Plan limits the number of shares subject to stock options which may be granted to the Corporation's employees in a manner that complies with the performance-based requirements of Section 162(m). The Committee will continue to monitor the impact of Section 162(m) on the Corporation.

  The Committee's policy regarding the compensation of other executive officers of the Corporation is consistent with the foregoing approach.

 Executive Retention Agreements

  In November 1997, the Board of Directors approved Executive Retention Agreements for all of the Corporation's current and future Executives. The purpose of the Agreements is to assure that the Corporation will have the continued dedication of the Executives, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined in the Agreements). See "Executive Retention Agreements."

 1997 Compensation

  Base salaries paid in 1997 reflect the Committee's review of external competitiveness, the roles and responsibilities of the individuals, the internal equity of pay relationships, the contractual obligation of the Corporation to the Chief Executive Officer, and the contributions of the individual.

  Short-term incentive bonuses were paid to the Named Executive Officers for the first, second and third quarters of 1997 based on performance against Plan criteria and the Committee's assessment of the Corporation's performance. No incentives were paid in the fourth quarter of 1997, with the exception of Mr. Ross, as the Corporation's performance failed to meet the minimum threshold required for payment as stated in the Plan. A portion of the bonus paid to the Chief Executive Officer was pursuant to a multi-year employment agreement entered into at the time he commenced employment with the Corporation. Messrs. Eichhorn and Ghosh also received a bonus based on the Corporation's annual net income or loss performance.

                                          COMPENSATION COMMITTEE

                                          Gulrez Arshad
                                          William S. Kaiser
                                          Ray Stata

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The current members of the Corporation's Compensation Committee are Messrs. Arshad and Kaiser. Ray Stata served on the Compensation Committee from the date of his election to the Board in May 1996 until his resignation as a director of the Corporation in March 1998. No executive officer of the Corporation has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers served as a director of or member of the Compensation Committee of the Corporation.

CERTAIN TRANSACTIONS

  Since January 1, 1997, the Corporation has entered into or engaged in the following transactions with the following directors, officers and stockholders who beneficially own more than 5% of the outstanding Common Stock of the Corporation ("5% Stockholders"), and affiliates of such directors, officers and 5% Stockholders:

  On February 5, 1996, the Corporation loaned $1,500,000 to Dr. Gifford. The loan was non-recourse to Dr. Gifford, was secured by a pledge of 375,000 shares of Common Stock owned by Dr. Gifford, and had an interest rate of 5.61% per annum. As of March 1998, Dr. Gifford had repaid all of the outstanding principal and interest on the loan.

  On June 8, 1994, the Corporation entered into a consulting agreement with Dr. Gifford. For the year ended December 31, 1997, the Corporation paid Dr. Gifford consulting fees in the amount of $81,239. This consulting agreement terminates in June 1998.

  In July 1996, the Corporation entered into a software license agreement with Harcourt Brace & Company ("Harcourt"), a subsidiary of Harcourt General, Inc. Pursuant to the agreement the Corporation granted to Harcourt a nonexclusive license to use certain of the Corporation's software and provided certain related services to Harcourt. Under these agreements, the Corporation recognized an aggregate of $137,272 in related service fees from Harcourt during 1997. Mr. Knez, President and Co-Chief Operating Officer of Harcourt General, Inc., is a director of the Corporation.

  For a description of certain employment and other arrangements between the Corporation and its executive officers, see "Compensation of Executive Officers" above. For a description of stock options granted to certain directors of the Corporation, see "Director Compensation" above.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

  The Corporation believes that all executive officers, directors and holders of 10% of the Corporation's Common Stock complied with all Section 16(a) filing requirements.

STOCK PERFORMANCE GRAPH

  The following graph compares the cumulative total stockholder return on the Common Stock of the Corporation between May 23, 1996 (the date the Corporation's Common Stock commenced public trading) and December 31, 1997 with the cumulative total return of (i) the CRSP Total Return Index for the Nasdaq Stock Market (U.S.) (the "Nasdaq Stock Market--US Index") and (ii) the Hambrecht & Quist Growth Index, over the same period. This graph assumes the investment of $100.00 on May 23, 1996 in the Corporation's Common Stock, the Nasdaq Stock Market--US Index and the Hambrecht & Quist Growth Index, and assumes any dividends are reinvested.


                       [PERFORMANCE GRAPH APPEARS HERE]

                               MAY 23, 1996 DECEMBER 31, 1996 DECEMBER 31, 1997
                               ------------ ----------------- -----------------
OPEN MARKET, INC. ...........    $100.00         $ 75.00           $ 53.00
NASDAQ STOCK MARKET--US
 INDEX ......................    $100.00         $103.00           $127.00
HAMBRECHT & QUIST GROWTH
 INDEX ......................    $100.00         $ 81.00           $ 83.00

              APPROVAL OF AMENDMENT TO 1994 STOCK INCENTIVE PLAN

  The Board of Directors believes that the future growth and success of the Corporation depends, in large part, on its ability to attract, retain and motivate key employees, consultants and advisors and that stock option grants under the Corporation's 1994 Stock Incentive Plan (the "1994 Incentive Plan") have been, and will continue to be, an important compensation element in attracting, retaining and motivating such persons. Accordingly, on March 13, 1998, the Board of Directors voted, subject to stockholder approval, to increase the number of shares of Common Stock available for issuance under the 1994 Incentive Plan from 15,201,000 to 19,201,000 shares.

  The Board of Directors believes that the amendment to the 1994 Incentive Plan is in the best interests of the Corporation and its stockholders and recommends a vote FOR this proposal.

  The following is a brief summary of the provisions of the 1994 Incentive
Plan.

 1994 Stock Incentive Plan

  The 1994 Incentive Plan was adopted by the Corporation's Board of Directors and approved by the Corporation's stockholders on June 7, 1994. The 1994 Incentive Plan permits the Corporation to grant options to purchase Common Stock and to make awards of restricted Common Stock (collectively, the "Awards") to employees, officers and directors of, and consultants or advisors to, the Corporation. The total number of shares of Common Stock which may be issued under the 1994 Incentive Plan is currently 15,201,000 shares. As of December 31, 1997, there were approximately 1,254,000 shares available for future grant under the 1994 Incentive Plan. Stock options entitle the optionee to purchase Common Stock from the Corporation for a specified exercise price during a period specified in the applicable option agreement. Non-qualified stock options may be granted at exercise prices which are above, equal to or below the fair market value of the Common Stock. The exercise price of options qualifying as incentive stock options or intended to qualify as performance-based compensation under Section 162(m) of the Code may not be less than the fair market value of the Common Stock on the date of the grant. Restricted stock awards entitle the recipient to purchase or otherwise receive Common Stock from the Corporation under terms which provide for vesting over a period of time and forfeiture of the unvested portion of the Common Stock subject to the award upon the termination of the recipient's employment or other relationship with the Corporation. The 1994 Incentive Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee, itself, based upon recommendations from management of the Corporation, and, to a limited extent, the President and Chief Executive Officer of the Corporation will select the persons to whom Awards are granted and determine the number of shares of Common Stock covered by the Awards, the exercise or purchase price, the vesting schedule and (in the case of stock options) the expiration dates. Awards granted under the 1994 Incentive Plan generally will be nontransferable. It is expected that stock options will generally become exercisable over a four-year period and expire ten years after the date of grant (subject to earlier termination in the event of the termination of the optionee's employment or other relationship with the Corporation). Under the 1994 Incentive Plan, the maximum number of shares of Common Stock with respect to which options may be granted to any person shall be 1,000,000 shares per calendar year.

  The 1994 Incentive Plan authorizes the Board of Directors, with the consent of the applicable optionees, to amend any or all outstanding stock options to provide an exercise price per share which may be lower or higher than the original exercise price and/or to cancel any such options and in substitution therefor to grant new options covering the same or a different number of shares of Common Stock having an option exercise price per share which may be lower or higher than the exercise price of the cancelled options. The 1994 Incentive Plan also provides that upon the acquisition or liquidation of the Corporation, in certain cases, the Board of Directors may (i) provide that outstanding Awards shall be assumed, or substantially equivalent Awards shall be substituted, by the acquiring or succeeding entity, (ii) upon notice to the participants, provide that all unexercised options, whether or not exercisable, will be exercisable in full prior to the effective date of any such acquisition event and will terminate immediately prior to the consummation of such event unless exercised within a specified period following the date of such notice, or
(iii) provide that all or any outstanding Awards shall become exercisable or realizable in full prior to the effective date of any such acquisition. The Board of Directors may amend, suspend or terminate the 1994 Incentive Plan or any portion thereof at any time, provided that no amendment shall be made without stockholder approval if such approval is necessary to comply with any applicable tax or regulatory requirement.

  As of December 31, 1997, options for approximately 1,976,000 shares had been exercised under the 1994 Incentive Plan and options for approximately 6,237,000 shares were outstanding under the 1994 Incentive Plan at exercise prices ranging from $0.17 to $35.13 per share. As of December 31, 1997, approximately 5,739,000 shares of restricted Common Stock had been issued under the 1994 Incentive Plan.

  Because Awards under the 1994 Incentive Plan are determined on a case-by-case basis by the Compensation Committee of the Board of Directors, the benefits to be received by any particular current executive officer, by all current executive officers as a group, or by non-executive officer employees as a group cannot be determined by the Corporation at this time. During 1997, all current executive officers as a group received options to purchase 745,000 shares of Common Stock, at a weighted average exercise price of $9.55 per share, and all employees, excluding all current executive officers as a group, received options to purchase 1,963,000 shares of Common Stock at a weighted average exercise price of $11.17 per share. During 1997, no current director of the Corporation other than Messrs. Eichhorn and Ghosh received Awards under the 1994 Incentive Plan.

  On March 31, 1998, the closing sale price of the Corporation's Common Stock on the Nasdaq National Market was $20.625.

FEDERAL INCOME TAX CONSEQUENCES

  The following is a summary of the United States federal income tax consequences that generally will arise with respect to options granted and awards of restricted stock made under the 1994 Incentive Plan and with respect to the sale of Common Stock acquired under the 1994 Incentive Plan.

 Incentive Stock Options

  In general, a participant will not recognize taxable income upon the grant or exercise of an incentive stock option. Instead, a participant will recognize taxable income with respect to an incentive stock option only upon the sale of Common Stock acquired through the exercise of the option ("ISO Stock"). The exercise of an incentive stock option, however, may subject the participant to the alternative minimum tax.

  Generally, the tax consequences of selling ISO Stock will vary with the length of time that the participant has owned the ISO Stock at the time it is sold. If the participant sells ISO Stock after having owned it for at least two years from the date the option was granted (the "Grant Date") and one year from the date the option was exercised (the "Exercise Date"), then the participant will recognize long-term capital gain in an amount equal to the excess of the sale price of the ISO Stock over the exercise price.

  If the participant sells ISO Stock for more than the exercise price prior to having owned it for at least two years from the Grant Date and one year from the Exercise Date (a "Disqualifying Disposition"), then all or a portion of the gain recognized by the participant will be ordinary compensation income and the remaining gain, if any, will be a capital gain. This capital gain will be a long-term capital gain if the participant has held the ISO Stock for more than one year prior to the date of sale.

  If a participant sells ISO Stock for less than the exercise price, then the participant will recognize capital loss equal to the excess of the exercise price over the sale price of the ISO Stock. This capital loss will be a long-term capital loss if the participant has held the ISO Stock for more than one year prior to the date of sale.

 Nonstatutory Stock Options

  As in the case of an incentive stock option, a participant will not recognize taxable income upon the grant of a nonstatutory stock option. Unlike the case of an incentive stock option, however, a participant who exercises a nonstatutory stock option generally will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the Common Stock acquired through the exercise of the option ("NSO Stock") on the Exercise Date over the exercise price.

  With respect to any NSO Stock, a participant will have a tax basis equal to the exercise price plus any income recognized upon the exercise of the option. Upon selling NSO Stock, a participant generally will recognize capital gain or loss in an amount equal to the excess of the sale price of the NSO Stock over the participant's tax basis in the NSO Stock. This capital gain or loss will be a long-term gain or loss if the participant has held the NSO Stock for more than one year prior to the date of the sale.

 Restricted Stock Awards

  A participant will not recognize taxable income upon the grant of a restricted stock Award, unless the participant makes an election under Section 83(b) of the Code (a "Section 83(b) Election"). If the participant makes a
Section 83(b) Election within 30 days of the date of the grant, then the participant will recognize ordinary compensation income, for the year in which the Award is granted, in an amount equal to the difference between the fair market value of the Common Stock at the time the Award is granted and the purchase price paid for the Common Stock. If a Section 83(b) Election is not made, then the participant will recognize ordinary compensation income, at the time that the forfeiture provisions or restrictions on transfer lapse, in an amount equal to the difference between the fair market value of the Common Stock at the time of such lapse and the original purchase price paid for the Common Stock. The participant will have a tax basis in the Common Stock acquired equal to the sum of the price paid and the amount of ordinary compensation income recognized.

  Upon the disposition of the Common Stock acquired pursuant to a restricted stock award, the participant will recognize a capital gain or loss equal to the difference between the sale price of the Common Stock and the participant's tax basis in the Common Stock. The gain or loss will be a long-term gain or loss if the shares are held for more than one year. For this purpose, the holding period shall begin just after the date on which the forfeiture provisions or restrictions lapse if a Section 83(b) Election is not made, or just after the Award is granted if a Section 83(b) Election is made.

 Tax Consequences to the Corporation

  The grant of an Award under the 1994 Incentive Plan will have no tax consequences to the Corporation. Moreover, in general, neither the exercise of an incentive stock option nor the sale of any Common Stock acquired under the 1994 Incentive Plan will have any tax consequences to the Corporation. The Corporation generally will be entitled to a business-expense deduction, however, with respect to any ordinary compensation income recognized by a participant under the 1994 Incentive Plan, including as a result of the exercise of a nonstatutory stock option, a Disqualifying Disposition or a
Section 83(b) Election. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

          APPROVAL OF AMENDMENT TO 1996 EMPLOYEE STOCK PURCHASE PLAN

  The Board of Directors believes that the future growth and success of the Corporation depends, in large part, on its ability to attract, retain and motivate employees and that providing employees with an opportunity to acquire a proprietary interest in the Corporation through the purchase of Common Stock under the Corporation's 1996 Employee Stock Purchase Plan (the "Purchase Plan") has been, and will continue to be, an important compensation element in attracting, retaining and motivating such persons. Accordingly, on March 13, 1998, the Board of Directors voted, subject to stockholder approval, to increase the number of shares of Common Stock available for issuance under the Purchase Plan from 250,000 to 750,000.

  The Board of Directors believes that the amendment to the Purchase Plan is in the best interests of the Corporation and its stockholders and recommends a vote FOR this proposal.

  The following is a brief summary of the provisions of the Purchase Plan.

 1996 Employee Stock Purchase Plan

  The Corporation's Purchase Plan authorizes the issuance of up to a total of 250,000 shares of Common Stock to participating employees.

  With certain limited exceptions in the case of employees already holding a significant amount of Common Stock, all employees of the Corporation (including directors who are employees) and all employees of its participating subsidiary whose customary employment is more than 20 hours per week and for more than five months in any calendar year are eligible to participate in the Purchase Plan. As of March 27, 1998, approximately 400 of the Corporation's employees are eligible to participate in the Purchase Plan.

  On the first day of a designated payroll deduction period (the "Offering Period"), the Corporation grants to each eligible employee who has elected to participate in the Purchase Plan an option to purchase shares of Common Stock as follows: the employee may authorize an amount (a whole percentage from 1% to 10% of such employee's regular pay) to be deducted by the Corporation from such pay during the Offering Period. On the last day of the Offering Period, the employee is deemed to have exercised the option, at the option exercise price, to the extent of accumulated payroll deductions. Under the terms of the Purchase Plan, the option exercise price is an amount equal to 85% of the fair market value per share of the Common Stock on either the first day or the last day of the Offering Period, whichever is lower. In no event may an employee purchase in any one Offering Period a number of shares which is more than 15% of the employee's annualized base pay for the six-month period prior to the Offering Period divided by 85% of the market value of a share of Common Stock on the commencement date of the Offering Period. The Compensation Committee may, in its discretion, choose an Offering Period of six months or less for each of the offerings and choose a different Offering Period for each offering.

  If an employee is not a participant on the last day of the Offering Period, such employee is not entitled to exercise any option, and the amount of such employee's accumulated payroll deductions will be refunded. An employee's rights under the Purchase Plan terminate upon voluntary withdrawal from the Purchase Plan at any time, or when such employee ceases employment for any reason, except that upon termination of employment because of death, the employee's beneficiary has certain rights to elect to exercise the option to purchase the shares which the accumulated payroll deductions in the participant's account would purchase at the date of death.

  Because participation in the Purchase Plan is voluntary, the Company cannot determine the number of shares of Common Stock to be purchased in the future by any particular current executive officer, by all current executive officers as a group or by non-executive employees as a group.

FEDERAL INCOME TAX CONSEQUENCES

  The following is a summary of the United States federal income tax consequences that generally will arise with respect to purchases made under the Purchase Plan and with respect to the sale of Common Stock acquired under the Purchase Plan.

 Tax Consequences to Participants

  In general, a participant will not recognize taxable income upon enrolling in the Purchase Plan or upon purchasing shares of Common Stock at the end of an offering. Instead, if a participant sells Common Stock acquired under the Purchase Plan at a sale price that exceeds the price at which the participant purchased the Common Stock, then the participant will recognize taxable income in an amount equal to the excess of the sale price of the Common Stock over the price at which the participant purchased the Common Stock. A portion of that taxable income will be ordinary income, and a portion may be capital gain.

  If the participant sells the Common Stock more than one year after acquiring it and more than two years after the date on which the offering commenced (the "Grant Date"), then the participant will be taxed as follows. If the sale price of the Common Stock is higher than the price at which the participant purchased the Common Stock, then the participant will recognize ordinary compensation income in an amount equal to the lesser of:

  (i) fifteen percent of the fair market value of the Common Stock on the Grant Date; and

  (ii) the excess of the sale price of the Common Stock over the price at which the participant purchased the Common Stock.

  Any further income will be long-term capital gain. If the sale price of the Common Stock is less than the price at which the participant purchased the Common Stock, then the participant will recognize long-term capital loss in an amount equal to the excess of the price at which the participant purchased the Common Stock over the sale price of the Common Stock.

  If the participant sells the Common Stock within one year after acquiring it or within two years after the Grant Date (a "Disqualifying Disposition"), then the participant will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the Common Stock on the date that it was purchased over the price at which the participant purchased the Common Stock. The participant will also recognize capital gain in an amount equal to the excess of the sale price of the Common Stock over the fair market value of the Common Stock on the date that it was purchased, or capital loss in an amount equal to the excess of the fair market value of the Common Stock on the date that it was purchased over the sale price of the Common Stock. This capital gain or loss will be a long-term capital gain or loss if the participant has held the Common Stock for more than one year prior to the date of the sale and will be a short-term capital gain or loss if the participant has held the Common Stock for a shorter period.

 Tax Consequences to the Corporation

  The offering of Common Stock under the Purchase Plan will have no tax consequences to the Corporation. Moreover, in general, neither the purchase nor the sale of Common Stock acquired under the Purchase Plan will have any tax consequences to the Corporation except that the Corporation will be entitled to a business-expense deduction with respect to any ordinary compensation income recognized by a participant upon making a Disqualifying Disposition. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

              APPROVAL OF AMENDMENT TO 1996 DIRECTOR OPTION PLAN

  The Board of Directors believes that the future growth and success of the Corporation depends, in large part, on its ability to attract and retain qualified non-employee ("outside") directors and that stock option grants under the Corporation's 1996 Director Option Plan (the "Director Plan") have provided and will continue to provide outside directors with an important incentive to continue as directors of the Corporation. Accordingly, on March 13, 1998, the Board of Directors voted to amend the Director Plan. The amendment, which is subject to the approval of the stockholders, would provide the following:

  (i) Initial Option Grant. An initial grant to each outside director at the time of his or her initial election to the Board of an option to purchase 20,000 shares of Common Stock. The Director Plan currently provides for an initial grant to each outside director at the time of his or her initial election to the Board of an option to purchase that number of shares of Common Stock determined by dividing $100,000 by the Option Exercise Price (as defined below).

  (ii) Annual Option Grant. An annual grant to each outside director of an option to purchase 6,000 shares of Common Stock. The Director Plan currently provides for an annual grant to each outside director of an option to purchase that number of shares of Common Stock determined by dividing $30,000 by the Option Exercise Price.

  The Board of Directors believes that the amendment to the Director Plan is in the best interests of the Corporation and its stockholders and recommends a vote FOR this proposal.

  The following is a brief summary of the provisions of the Director Plan.

 1996 Director Option Plan.

  The Director Plan was adopted by the Board of Directors and approved by the stockholders of the Corporation in April 1996. Each option granted under the Director Plan becomes exercisable in four equal annual installments beginning on the date of the grant. The exercisability of these options will be accelerated upon the occurrence of a Change in Control (as defined in the Director Plan). The Option Exercise Price of options granted under the Director Plan equals the lesser of (i) the last reported sale price per share of Common Stock on the date of grant (or, if no such price is reported on such date, such price on the nearest preceding date on which such a price is reported) or (ii) the average of the last reported sale price per share of Common Stock as published in The Wall Street Journal for a period of ten consecutive trading days prior to such date.

  Options granted under the Director Plan are not transferrable by the optionee except by will or by the laws of descent and distribution. In the event an optionee ceases to serve as a director, each option may be exercised by the optionee for the portion then exercisable within 60 days after the optionee ceases to serve as a director; provided, however, that in the event that the optionee ceases to serve as a director due to his death or disability, then the optionee, or his or her administrator, executor or heirs may exercise the exercisable portion of the option for up to 180 days following the date the optionee ceased to serve as a director. No option is exercisable after the expiration of ten years from the date of grant.

  As of December 31, 1997 no options for shares had been exercised under the Director Plan and options for 26,667 shares were outstanding under the Director Plan at an exercise price of $4.375 per share.

FEDERAL INCOME TAX CONSEQUENCES

  The following is a summary of the United States federal income tax consequences that generally will arise with respect to the grant and exercise of stock options under the Director Plan and with respect to the sale of Common Stock acquired under the Director Plan.

 Tax Consequences to Participants

  A participant will not recognize taxable income upon the grant of an option under the Director Plan. However, a participant will recognize ordinary compensation income upon the exercise of the option in an amount equal to the excess of the fair market value of the Common Stock acquired through the exercise of the option (the "Option Stock") on the exercise date over the exercise price.

  A participant will have a tax basis for any Option Stock equal to the exercise price plus any income recognized with respect to the option. Upon selling Option Stock, a participant generally will recognize capital gain or loss in an amount equal to the difference between the sale price of the Option Stock and the participant's tax basis in the Option Stock. This capital gain or loss will be a long-term capital gain or loss if the participant has held the Option Stock for more than one year prior to the date of the sale and will be a short-term capital gain or loss if the participant has held the Option Stock for a shorter period.

 Tax Consequences to the Corporation

  The grant of a stock option under the Director Plan will have no tax consequences to the Corporation except that the Corporation generally will be entitled to a business-expense deduction with respect to any ordinary compensation income recognized by a participant under the Director Plan.

           RATIFICATION OF THE SELECTION OF INDEPENDENT ACCOUNTANTS

  The Board of Directors has selected Arthur Andersen LLP as independent accountants of the Corporation for the year ending December 31, 1998, subject to ratification by stockholders at the Meeting. If the stockholders do not ratify the selection of Arthur Andersen LLP, the Board of Directors will reconsider the matter. A representative of Arthur Andersen, which served as independent accountants for the year ended December 31, 1997, is expected to be present at the Meeting to respond to appropriate questions, and to make a statement if he or she so desires.

                 STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

  Any proposal that a stockholder intends to present at the 1999 Annual Meeting of Stockholders must be submitted to the Secretary of the Corporation at its offices, One Wayside Road, Burlington, Massachusetts 01803, no later than December 15, 1998 in order to be considered for inclusion in the Proxy Statement relating to that meeting.

                                 OTHER MATTERS

  The Board of Directors knows of no other business which will be presented for consideration at the Meeting other than that described above. However, if any other business should come before the Meeting, it is the intention of the persons named in the enclosed proxy to vote, or otherwise act, in accordance with their best judgment on such matters.

  The Corporation will bear the costs of soliciting proxies. In addition to solicitations by mail, the Corporation's directors, officers and regular employees may, without additional remuneration, solicit proxies by telephone, telegraph, facsimile and personal interviews. Corporate Investor Communications, Inc. has been hired by the Corporation to solicit proxies by mail, courier, telephone and facsimile and to request brokerage houses and other nominees to forward soliciting material to beneficial owners. For these services the Corporation will pay a fee of $4,500 plus expenses. The Corporation will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares and request instructions for voting the proxies. The Corporation will reimburse such brokerage houses and other persons for their reasonable expenses in connection with this distribution.

  THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION IS APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

                                          By Order of the Board of Directors,

                                          /s/ Regina O. Sommer
                                          Regina O. Sommer, Secretary

April 14, 1998

                                     PROXY

                               OPEN MARKET, INC.

                                One Wayside Road
                        Burlington, Massachusetts  01803

                      1998 ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 20, 1998

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Gary B. Eichhorn, Regina O. Sommer and John
H. Chory each of them the proxies of the undersigned, with power of substitution to each of them, to vote all shares of Open Market, Inc. (the "Corporation") which the undersigned is entitled to vote at the 1998 Annual Meeting of Stockholders of the Corporation to be held on Wednesday, May 20, 1998, at 10:00 a.m. (local time) at Hale and Dorr, LLP, 60 State Street, Boston, Massachusetts 02109 (the "Meeting").

     In their discretion, the proxies are authorized to vote on such other matters as may properly come before the Meeting or any adjournment thereof.

-------------                                                      -------------
 SEE REVERSE             (CONTINUED AND TO BE DATED AND             SEE REVERSE
    SIDE                   SIGNED ON THE REVERSE SIDE)                  SIDE
-------------                                                      -------------

        -------------
         PLEASE MARK
[X]      VOTES AS IN
        THIS EXAMPLE.
        -------------

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO ANY ELECTION TO OFFICE OR PROPOSAL SPECIFIED BELOW, THIS PROXY WILL BE VOTED FOR SUCH ELECTION TO OFFICE OR PROPOSAL.



1. To elect two Class II Directors.


   Nominees:  Gulrez Arshad and
   Brian J. Knez

     FOR            WITHHELD
     [ ]              [ ]


[ ]

   -------------------------------------
For both nominees except as noted above.

                                                      FOR  AGAINST  ABSTAIN

2. To approve an amendment to the Corporation's       [ ]    [ ]      [ ]
   1994 Stock Incentive Plan increasing the
   number of shares of Common Stock authorized
   for issuance under such plan from 15,201,000
   to 19,201,000.
3. To approve an amendment to the Corporation's       [ ]    [ ]      [ ]
   1996 Employee Stock Purchase Plan increasing
   the number of shares of Common Stock authorized
   for issuance under such plan from 250,000 to
   750,000.
4. To approve an amendment to the Corporation's       [ ]    [ ]      [ ]
   1996 Director Option Plan, as described in the
   Proxy Statement.
5. To ratify the selection of Arthur Andersen, LLP    [ ]    [ ]      [ ]
   by the Board of Directors as the Corporation's independent public accountants for the fiscal year ending December 31, 1998.


                                          MARK HERE FOR ADDRESS CHANGE
                                          OR COMMENTS AND NOTE AT LEFT   [ ]

(PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED
POSTAGE PREPAID ENVELOPE.)

The signature on this proxy should correspond exactly with stockholder's name as printed to the left. In the case of joint tenancies, co-executors or co-trustees, both should sign. Persons signing as Attorney, Executor, Trustee
Administrator or Guardian should give their full title.


Signature:                               Date:
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Signature:                               Date:
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